FOR IMMEDIATE RELEASE	CONTACT:
Thursday, August 2, 2018	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2018 Results

West Des Moines, Iowa, August 2, 2018 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2018	2017
Net income attributable to FBL Financial Group	$32,428	$32,291
Non-GAAP operating income(1)	32,693	30,817
Earnings per common share (assuming dilution):
Net income	1.30	1.29
Non-GAAP operating income(1)	1.31	1.23

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the second quarter of 2018 of $32.4 million, or $1.30 per diluted common share, compared to $32.3 million, or $1.29 per diluted common share, for the second quarter of 2017. Non-GAAP operating income(1) totaled $32.7 million, or $1.31 per common share, for the second quarter of 2018, compared to $30.8 million, or $1.23 per common share, for the second quarter of 2017. Second quarter 2018 earnings per share reflects:

•	A growing book of profitable business

•	The benefit of other investment-related income of $0.05 per share

•	Mortality results better than expectations in the Corporate and Other Segment

•	A lower effective tax rate due to the Tax Cuts and Jobs Act of 2017

Non-GAAP operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group’s second quarter 2018 earnings results were outstanding with net income of $1.30 per share and record non-GAAP operating income of $1.31 per share,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "Our success builds on the strong financial results achieved in the first quarter and reflects increased sales in both annuities and life insurance. This positive momentum drives our strategic focus: to serve our Farm Bureau market niche, manage spreads, capital and expenses, and to support our exclusive Farm Bureau agents and FBL employees who deliver on our purpose to protect livelihoods and futures."

Product Revenues Increase from 2017. Premiums and product charges for the second quarter of 2018 totaled $82.0 million compared to $79.7 million in the second quarter of 2017. Interest sensitive product charges increased five percent while traditional life insurance premiums increased two percent during the quarter. Premiums collected(2) in the second quarter of 2018 totaled $171.4 million compared to $165.9 million in the second quarter of 2017. Annuity premiums collected increased four percent and life insurance premiums collected also increased four percent.

Investment Income of $104 Million in Second Quarter. Net investment income in the second quarter of 2018 totaled $104.0 million, compared to $103.9 million in the second quarter of 2017. This increase reflects an increase in average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 5.15 percent for the six months ended June 30, 2018, compared to 5.35 percent for the six months ended June 30, 2017. At June 30, 2018, 97 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $153.0 million in the second quarter of 2018, compared to $145.7 million in the second quarter of 2017. Death benefits, net of reinsurance and reserves released, totaled $26.6 million in the second quarter of 2018, compared to $25.8 million in the second quarter of 2017. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains in the Second Quarter. In the second quarter of 2018, FBL Financial Group recognized net realized gains on investments of $0.8 million. This is attributable to realized gains on sales of $1.7 million and unrealized losses on equity securities of $0.9 million. In addition, other-than-temporary impairments totaled $0.5 million.

Stock Repurchases. During the second quarter of 2018, FBL Financial Group repurchased 29,699 shares of its Class A common stock. FBL Financial Group has $48.0 million remaining under its current stock repurchase program.

Capital and Book Value. As of June 30, 2018, the book value per share of FBL Financial Group common stock totaled $49.35, compared to $55.59 at December 31, 2017. Book value per share, excluding accumulated other comprehensive income(3), totaled $44.06 at June 30, 2018, compared to $44.16 at December 31, 2017. The June 30, 2018 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 541 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 3, 2018, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance and annuity products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Interest sensitive product charges	$30,906	$29,456	$61,004	$58,657
Traditional life insurance premiums	51,091	50,262	100,588	98,696
Net investment income	103,974	103,908	204,996	204,902
Net realized capital gains (losses)	841	921	(906)	518
Net other-than-temporary impairment losses recognized in earnings	(504)	—	(1,799)	(66)
Other income	3,637	4,450	8,237	8,210
Total revenues	189,945	188,997	372,120	370,917

Benefits and expenses:
Interest sensitive product benefits	62,637	58,251	123,982	121,011
Traditional life insurance benefits	43,725	42,610	89,181	85,564
Policyholder dividends	2,560	2,557	5,111	5,110
Underwriting, acquisition and insurance expenses	37,210	36,341	76,787	70,694
Interest expense	1,213	1,213	2,426	2,425
Other expenses	5,627	4,740	11,220	8,891
Total benefits and expenses	152,972	145,712	308,707	293,695
	36,973	43,285	63,413	77,222
Income taxes	(6,650)	(13,891)	(11,337)	(24,624)
Equity income, net of related income taxes	2,087	2,924	3,942	6,155
Net income	32,410	32,318	56,018	58,753
Net loss (income) attributable to noncontrolling interest	18	(27)	41	(29)
Net income attributable to FBL Financial Group, Inc.	$32,428	$32,291	$56,059	$58,724

Earnings per common share - assuming dilution	$1.30	$1.29	$2.24	$2.34

Weighted average common shares	24,916,597	25,031,312	24,960,391	25,033,307
Effect of dilutive securities	12,903	19,663	14,405	20,777
Weighted average common shares - diluted	24,929,500	25,050,975	24,974,796	25,054,084

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Non-GAAP Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized non-GAAP operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Non-GAAP operating income equals net income attributable to FBL Financial Group adjusted to exclude the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of non-GAAP operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$32,428	$32,291	$56,059	$58,724
Adjustments:
Initial impact of the Tax Act(a)	754	—	1,823	—
Net realized gains/losses on investments(b) (c)	(295)	(788)	2,129	(234)
Change in net unrealized gains/losses on derivatives(b)	(194)	(686)	315	(685)
Non-GAAP operating income	$32,693	$30,817	$60,326	$57,805

Non-GAAP operating income per common share - assuming dilution	$1.31	$1.23	$2.41	$2.30

(a) Amount represents low income housing tax credit investments (LIHTC) equity losses related to changes in tax rates under the Tax Act.
(b) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.
(c) Beginning in 2018, the change in net unrealized gains/losses on equity securities is included as an adjustment to net income.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2018	December 31, 2017
Book value per share	$49.35	$55.59
Less: Per share impact of accumulated other comprehensive income	5.29	11.43
Book value per share, excluding accumulated other comprehensive income	$44.06	$44.16

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $131.1 million at June 30, 2018 and $285.0 million at December 31, 2017. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2018	December 31, 2017
Assets
Investments	$8,516,674	$8,620,243
Cash and cash equivalents	23,705	52,696
Deferred acquisition costs	387,527	302,611
Other assets	429,754	439,100
Assets held in separate accounts	638,061	651,963
Total assets	$9,995,721	$10,066,613

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,193,923	$7,050,465
Other policy funds, claims and benefits	624,843	634,128
Debt	124,000	97,000
Other liabilities	187,206	244,207
Liabilities related to separate accounts	638,061	651,963
Total liabilities	8,768,033	8,677,763

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	153,114	153,589
Class B common stock	72	72
Accumulated other comprehensive income	131,081	284,983
Retained earnings	940,389	947,148
Total FBL Financial Group, Inc. stockholders' equity	1,227,656	1,388,792
Noncontrolling interest	32	58
Total stockholders' equity	1,227,688	1,388,850
Total liabilities and stockholders' equity	$9,995,721	$10,066,613

Common shares outstanding	24,818,209	24,930,526

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